Exhibit 23.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 10, 2010, except for the first paragraph in Note 8, as to which the date is September 20, 2010, in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-165720) and related Prospectus of SciQuest, Inc. for the registration of shares of its common stock.
/s/ Ernst & Young LLP
Raleigh, North Carolina
September 20, 2010